                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-67159

                  Subject to Completion, Dated March 25, 1999.

          Prospectus Supplement to Prospectus dated November 24, 1998.

                                  $250,000,000

                             Vastar Resources, Inc.
[VASTAR LOGO APPEARS HERE]

                         % Notes due              , 2009

                                 ------------

  Vastar will pay interest on the notes on        and        of each year,
beginning       , 1999. The notes will mature on       , 2009. The notes will
not be redeemable before maturity and will not have the benefit of any sinking fund.

  The notes will be unsecured and rank equally with all of Vastar's existing indebtedness. The notes will be issued only in registered form in denominations of $1,000.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                            Per Note   Total
                                                            -------- ----------
Initial public offering price..............................       %  $
Underwriting discount......................................
Proceeds, before expenses, to Vastar.......................

                                 ------------

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from         , 1999, and
must be paid by the purchaser if notes are delivered after         , 1999.

                                 ------------

  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on       , 1999.

Goldman, Sachs & Co.                                 Credit Suisse First Boston


NationsBanc Montgomery Securities LLC                       Salomon Smith Barney

                                 ------------

                  Prospectus Supplement dated         , 1999.
The information in this preliminary prospectus supplement is not complete and may be changed.

                             VASTAR RESOURCES, INC.

  Vastar Resources, Inc. is one of the nation's leading independent gas and oil (non-integrated) exploration and production companies in the United States. Our exploration and production operations are concentrated in four premier producing regions of the United States--the Gulf of Mexico, Gulf Coast, San Juan Basin and Mid-Continent. We market most of our natural gas nationwide through Southern Company Energy Marketing L.P., a limited partnership owned by subsidiaries of Vastar and The Southern Company. We currently own a 40% interest in Southern Company Energy Marketing. We directly market our crude oil and natural gas liquids nationwide.

  We primarily draw from an inventory of internally generated prospects to find and develop gas and oil reserves using, where appropriate, cost-effective advances in technology to reduce the risks associated with gas and oil exploration and development. As of December 31, 1998, our proved reserves were approximately 3,700 billion cubic feet equivalent. Our 1998 capital spending program was $1,133 million. We operate our business and report all our operations as one business segment.

  ARCO (Atlantic Richfield Company) owns 80,000,001 shares or 82.1% of our outstanding common stock. For information relating to other relationships between Vastar and ARCO, including potential conflicts of interest, see Note 5 of the Notes to Consolidated Financial Statements and Item 13 in our Annual Report on Form 10-K for the year ended December 31, 1998.

  Vastar was incorporated in Delaware in September 1993. The address of our principal executive office is 15375 Memorial Drive, Houston, Texas 77079, and our main telephone number is (281) 584-6000.

                                USE OF PROCEEDS

  We will use the net proceeds from this offering together with other funds available to us to repay $250,000,000 of short-term unsecured debt outstanding under our commercial paper program. We established a $1.1 billion commercial paper program in 1996 to provide capital through private placements to accredited investors of unsecured notes with maturities of up to 270 days from the date of issue. We can repay and issue new notes under the program from time to time in accordance with our capital needs, but the maximum amount outstanding at any time must not exceed $1.1 billion. As of December 31, 1998, outstanding borrowings under our commercial paper program totaled $219.0 million and the interest rate on that debt on December 31, 1998 was 6.0%. We used proceeds from the sale of our commercial paper notes to provide working capital for Vastar; and, in October 1998, we used $137 million of such proceeds to pay a portion of the purchase price for the acquisition of Vastar Offshore, Inc., which was formerly known as Western Midway Company, a wholly owned subsidiary of ARCO. As a result of this acquisition, we acquired interests in 23 producing fields with 93 platforms with 295 active wells, as well as interests in more than 80 lease blocks in the central and western Gulf of Mexico. We also acquired interests in pipelines, gathering lines and a shore base in Cameron, Louisiana. Vastar Offshore's indebtedness of $300 million to ARCO was repaid on March 23, 1999 with proceeds we received from the issuance of commercial paper.

                              DESCRIPTION OF NOTES

  The notes are a series of debt securities described in the accompanying prospectus and will be limited to $250,000,000 aggregate principal amount and
will mature on April    , 2009. In addition to the following discussion, you
should refer to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the Indenture under which the notes are issued.

Interest

  Except as the Indenture otherwise provides, interest on the notes will accrue
from         , 1999, and will be payable semi-annually on          and
   , beginning         , 1999, to the persons in whose names the notes are
registered at the close of business on the next preceding                or
           .

Rank; Redemption

  The notes will be unsecured general obligations ranking equally with our other general unsecured indebtedness and senior to any of our future subordinated indebtedness. The notes cannot be redeemed prior to maturity. There is no sinking fund for the notes.

Trustee and Paying Agent

  The trustee for the notes is Harris Trust and Savings Bank, Inc. (the "Trustee"), as successor trustee under the Indenture dated as of January 1, 1995, as supplemented May 18, 1995 and on April 16, 1998 (the "Indenture"), pursuant to which we are issuing the notes. The paying agent for the notes is Bank of Montreal Trust Company.

Book-Entry System

  The notes initially will be represented by one or more global notes deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depositary" refers to DTC or any successor depositary.

  DTC has advised Vastar and the Underwriters as follows:

  . DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  . DTC was created to hold securities of its participants (persons who have accounts with it) and to facilitate the clearance and settlement of securities transactions among its participants in securities held by DTC through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  . DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) are owners of DTC.

  . Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

  Upon our issuance of notes represented by the global note(s), the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by the global note(s) to the accounts of participants designated by the Underwriters.

  You can own or transfer an interest in the global note(s) only on the books of the Depositary, and ownership will be limited to the Depositary's participants or persons that hold interests through the Depositary's participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only:

    (1) as to interests of the Depositary's participants, through records maintained by the Depositary, or

    (2) as to persons other than the Depositary's participants, through these participants or persons who may hold interests through these participants.

The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in notes represented by global notes.

  So long as the Depositary for a global note, or its nominee, is the registered owner of the global note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in notes represented by global notes will not be entitled to have those notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of notes under the Indenture.

  So long as the Depositary, or its nominee, is the owner of a global note, each person owning a beneficial interest in the global note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. The Indenture permits the Depositary to grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, instruction or other actions which a holder is entitled to give or take under the Indenture.

  We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture:

    (1) the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and

    (2) such participants would authorize beneficial owners who hold an interest in the notes through them to give or take the proposed action, or those participants would otherwise act on the instructions of the beneficial owners.

  Unless and until the global notes are exchanged in whole or in part for individual certificates evidencing the notes they represent, the global notes may not be transferred except as a whole:

    (1) by the Depositary for the global notes to a nominee of the Depositary,

    (2) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or

    (3) by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of the successor Depositary.

  Payments of principal of and interest on the notes represented by global notes registered in the name of the Depositary or its nominee will be made by Vastar through the paying agent in immediately available funds to the Depositary or its nominee, as the case may be, as the sole registered owner of the notes represented by the global notes.

  We have been advised that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the notes represented by global notes, will credit immediately the accounts of its participants who hold beneficial interests in the notes for themselves and others with payment in amounts proportionate to their respective beneficial interests as shown on the records of the Depositary. We expect that payments by those participants to owners of beneficial interests in the notes will be governed by standing customer instructions and customary practices. Those payments will be the sole responsibility of the participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue individual notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have global notes and, in that event, we will issue individual notes in definitive form in exchange for the global notes. In either instance, we will issue notes in definitive form, equal in aggregate principal amount to the global notes, in the names and in the principal amounts as the Depositary shall request. Notes issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

  DTC has further advised Vastar that DTC's management is aware that some computer applications, systems and the like for processing data that depend on calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase which it expects to complete within appropriate time frames.

  However, DTC's ability to perform properly its services also depends on other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (1) impress on them the importance of those services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Neither Vastar, the Trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes represented by global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

                                  UNDERWRITING

  The Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table.

                                                                Principal Amount
                          Underwriters                              of Notes
                          ------------                          ----------------
  Goldman, Sachs & Co..........................................
  Credit Suisse First Boston Corporation.......................
  NationsBanc Montgomery Securities LLC........................
  Salomon Smith Barney Inc. ...................................
                                                                  ------------
    Total......................................................   $250,000,000
                                                                  ============

                               ----------------

  Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the Underwriters to securities dealers may be sold at a discount
from the initial offering price of up to   % of the principal amount of the
notes. Any such securities dealers may resell any notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial offering price of up to % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

  The notes are a new issue of securities with no established trading market. Vastar has been advised by the Underwriters that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. Neither Vastar nor the Underwriters can assure you that the trading market for the notes will be liquid.

  In connection with the offering of the notes, the Underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount it received because the Underwriters have repurchased notes sold by or for the account of that Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Vastar estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$        .

  Vastar has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  In the ordinary course of business, certain of the Underwriters have engaged in and may in the future engage in investment banking transactions with Vastar for which they have received, and may in the future receive, fees and other compensation.

                             VALIDITY OF THE NOTES

  The validity of the notes offered pursuant to this prospectus supplement and the accompanying prospectus will be passed on for the Company by Albert D. Hoppe, Esq., Vice President, General Counsel and Secretary of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079. As of March 23, 1999, Mr. Hoppe owned directly 78,358 options to purchase shares of such stock. Certain legal matters in connection with the notes may be passed on for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                                                      PROSPECTUS

[LOGO OF VASTAR RESOURCES APPEARS HERE]
                             Vastar Resources, Inc.
                              15375 Memorial Drive
                              Houston, Texas 77079
                                 (281) 584-6155

                                Debt Securities

     This prospectus may
     be used to offer and
     sell debt securities
     only if accompanied
     by a prospectus
     supplement.

     The prospectus
     supplement will
     include the specific
     terms of the
     offering, the names
     of the agents and
     underwriters, if
     any, the amount they
     are to be paid and
     the amount of net
     proceeds to the
     Company.

  The Company may periodically issue debt securities on terms determined by market conditions at the time of sale. The debt securities will be general unsecured obligations of the Company. The Company may issue debt securities in one or more series:

  . in various amounts up to an aggregate of $300,000,000;

  . with various maturity dates and interest payment dates;

  . at fixed prices, at prevailing market prices or at negotiated prices;

  . at par value, at a premium to par or with an original issue discount;

  . for U.S. dollars or foreign currencies;

  . represented by certificates or in book-entry form; and

  . subject to redemption, exchange or conversion rights by the holder or the Company.

  The debt securities may be sold:

  . directly to purchasers by the Company;

  . through agents selected by the Company; or

  . through underwriters acting alone or as part of an underwriting syndicate.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               November 24, 1998

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC filings, filed by us after August 1, 1996, are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities (our file number with the SEC is No.1-13108):

  . Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,
   June 30, 1998 and September 30, 1998; and

  . Current Report on Form 8-K, dated October 31, 1998 and filed with the SEC on November 9, 1998.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Jonathan D. Edelfelt, Associate Secretary, Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079 (Telephone: (281) 584-6155).

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

  Vastar Resources, Inc. ("Vastar" or the "Company") was incorporated in Delaware in September 1993 and is one of the nation's leading independent (non-integrated) oil and gas exploration and production companies. Vastar's operations are concentrated in four premier producing regions of the United States--the Gulf of Mexico, Gulf Coast, San Juan Basin and Mid-Continent. Vastar markets substantially all of its natural gas through Southern Company Energy Marketing L.P. ("SCEM"), a limited partnership owned by subsidiaries of Vastar and The Southern Company. Vastar currently owns a 40% interest in SCEM. Vastar directly markets its crude oil and natural gas liquids nationwide.

  Vastar primarily draws from its inventory of internally generated prospects in order to find and develop reserves using advanced technology where it is cost-effective to reduce the risks associated with gas and oil exploration and development. As of December 31, 1997, the Company had proved reserves of approximately 3,153 Bcfe. Vastar treats all of its operations as one business segment.

  Atlantic Richfield Company ("ARCO") owns 80,000,001 shares or 82.2% of Vastar's outstanding Common Stock. For additional information relating to other relationships between the Company and ARCO, including potential conflicts of interest, see Note 5 of the Notes to Consolidated Financial Statements and Item 13 in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                                USE OF PROCEEDS

  Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes relating to our oil and gas exploration and production business, including the repayment of debt and loans to and investments in our subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for each period indicated is as follows:

       Nine Months                                              Three Months
          Ended            Twelve Months Ended Dec. 31             Ended
      September 30,     --------------------------------------    Dec. 31,
          1998           1997      1996      1995      1994         1993
          ----           ----      ----      ----      ----         ----
           2.5          5.9       5.1       2.0       3.3           1.2

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest, amortization of debt expense and the estimated interest component of rentals.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which such general provisions may apply will be described in a prospectus supplement relating to that series.

  We will issue the debt securities under the indenture dated as of January 1, 1995, and supplemented May 18, 1995, and on April 16, 1998, among Vastar Resources, Inc., Harris Trust and Savings Bank, as successor trustee (the "Trustee") and its affiliate, Bank of Montreal Trust Company, as paying agent (collectively, the "Indenture"). This prospectus briefly outlines some of the Indenture provisions. We have included italicized parenthetical references below which refer to the article and section numbers in the Indenture so that you can easily locate these provisions in the Indenture. If you would like more information on these or other provisions of the Indenture, you may review the Indenture that we filed with the SEC. See "Where You Can Find More Information" to obtain a copy of the Indenture.

  General. The Indenture (i) does not limit the aggregate principal amount of debt securities that can be issued by the Company and (ii) provides that we may periodically issue debt securities in one or more series, in an aggregate principal amount authorized by our board of directors prior to issuance. All securities issued under the Indenture will be general unsecured obligations of the Company. The Indenture does not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

  Unless otherwise indicated in a prospectus supplement, the debt securities will not benefit from any covenant or other provision that would afford holders special protection in the event of a highly leveraged transaction involving the Company, except for any protection provided by the provisions described below under "Limitation on Liens."

  The prospectus supplement may contain the following terms with respect to each series of the debt securities:

    (1) the title and aggregate principal amount of the debt securities of that series;

    (2) the date or dates on which the debt securities of that series will mature;

    (3) the rate or rates (which may be fixed or variable) per annum, if any, at which the debt securities of that series will bear interest or the method of determining such rate or rates;

    (4) the date or dates from which interest, if any, will accrue and the date or dates at which interest, if any, will be payable;

    (5) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision;

    (6) the terms for conversion or exchange, if any, of the debt securities of that series;

    (7) whether those debt securities will be issued in fully registered form or in bearer form or any combination of these forms;

    (8) whether those debt securities will be issued in the form of one or more global securities and whether those global securities will be issued in temporary global form or permanent global form;

    (9) the currency, currencies or currency units in which the debt securities of that series will be denominated and in which the principal of, and premium and interest, if any, on those debt securities will be payable;

    (10) the rights of the Company or a holder to elect, or the other circumstances under which, payment on the debt securities of that series is to be made in a currency other than that in which the securities of that series are denominated; and

    (11) any other specific terms of the debt securities of that series.

  The prospectus supplement may contain information with respect to additional covenants that may be included in the terms of a series of debt securities. (Section 301)

  No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may require the holder to pay any applicable tax or other governmental charge. (Section 305)

  To the extent the Company conducts its operations through subsidiaries, the holders of debt securities will have a junior position to any creditors of the Company's subsidiaries.

  Debt securities of any series may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations relating to debt securities will be described in the prospectus supplement relating to the debt securities.

  If debt securities of any series are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on debt securities of any series is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to the series and the foreign currency or currency unit will be set forth in the prospectus supplement relating to such debt securities.

  Limitation on Liens. The Indenture provides that, so long as any debt securities issued under the Indenture are outstanding, the Company will not, and will not permit any of its subsidiaries to, issue, assume or guarantee any indebtedness secured by a mortgage, lien, pledge or other encumbrance ("Liens") on any property or assets of the Company or any of its subsidiaries unless the debt securities (and any other indebtedness ranking equally with the debt securities if the Company so determines) will be secured equally and ratably with (or prior to) such indebtedness so long as such indebtedness is so secured. This restriction will not apply to:

    (1) Liens existing on the date of the Indenture or provided for under the terms of agreements existing on such date;

    (2) Liens affecting property of a business existing at the time it is acquired or at the time it is merged into or consolidated with the Company or a subsidiary of the Company;

    (3) Liens on property existing at the time of acquisition of that property or incurred to secure payment of the purchase price or to secure indebtedness incurred prior to, at the time of, or within 24 months after the acquisition of that property for the purpose of financing all or part of the purchase price;

    (4) Liens on property to secure all or part of the cost of exploration, drilling or development of the property or all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or asset, real or personal, or improvements used in connection with that property or Liens to secure indebtedness incurred by the Company or any subsidiary to provide funds for any such activities;

    (5) Liens that secure only indebtedness owing by a subsidiary of the Company to the Company or to another subsidiary of the Company;

    (6) Liens to secure indebtedness incurred in connection with pollution control or abatement facilities or other forms of industrial revenue bond financing and Liens to government entities;

    (7) Ordinary Course Liens (as defined in the Indenture) of the Company or any of its subsidiaries; and

    (8) any extension, renewal or replacement of any Lien referred to in clauses (1) through (7) above.

  The Company and any one or more of its subsidiaries may, without securing the debt securities, issue, assume or guarantee indebtedness secured by a Lien which would otherwise be subject to the Lien restrictions. The aggregate principal amount of this indebtedness, together with all other indebtedness of the Company and its subsidiaries so secured at any one time, may not exceed 10% of consolidated net tangible assets of the Company and its consolidated subsidiaries. Under the Indenture, the following types of transactions will not be deemed to create indebtedness secured by Liens:

    (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

    (2) Liens required by any contract or statute in order to permit the Company or a subsidiary of the Company to perform any contract or subcontract made by it with or at the request of the United States, any state or any department, agency or instrumentality of either. (Section
  1005)

  The Indenture defines the term "indebtedness" of a person as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by that person for the repayment of money borrowed and all payment obligations of that person as lessee under capital leases. Under the Indenture, all indebtedness upon which a person customarily pays interest, if secured by a lien upon property owned by the Company or any subsidiary of the Company, will be deemed to be indebtedness of such person, although such person has not assumed or become liable for the payment of such indebtedness. All indebtedness of others guaranteed as to payment of principal by any person or in effect guaranteed by that person through a contingent agreement to purchase such indebtedness will also be deemed to be indebtedness of that person. Indebtedness of a person will not include amounts payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by that person. (Section 101)

  The Indenture defines the term "consolidated net tangible assets" as the total amount of assets of the Company and its subsidiaries on a consolidated basis after deducting:

    (1) all current liabilities (excluding any which are, by their terms, extendible or renewable at the option of the Company or its subsidiaries to a time more than 12 months after the determination date); and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets. (Section 101)

  The Indenture defines the term "subsidiary" of the Company as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company, by one or more other subsidiaries, or by the Company together with one or more other subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section
101)

  Events of Default. Unless otherwise provided with respect to any series of debt securities, the following are events of default under the Indenture with respect to any series of debt securities issued under the Indenture:

    (1) failure to pay principal of (or premium, if any, on) any debt security of that series when due;

    (2) failure to pay any interest on any debt security of that series when due, continued for 30 days;

    (3) failure to deposit any mandatory sinking fund payment, when due, in respect of the debt securities of that series, continued for 30 days;

    (4) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of another series of debt securities), continued for 90 days after written notice as provided in the Indenture;

    (5) certain events of bankruptcy, insolvency or reorganization; and

    (6) any other event of default that may be specified with respect to the debt securities of that series. (Section 501)

  If an event of default occurs with respect to any outstanding series of debt securities as described in clause (1), (2), (3) or (6) above, the principal amount of all outstanding debt securities of such series may be declared due and payable immediately by either:

    (1) the Trustee; or

    (2) the holders of at least 25% in principal amount of that series.

  If an event of default occurs as described in clause (4) above, the principal amount of all outstanding debt securities may be declared due and payable immediately by either:

    (1) the Trustee; or

    (2) the holders of at least 25% in principal amount of all outstanding debt securities under the Indenture.

  If an event of default described in clause (5) occurs, the principal amount of all outstanding debt securities issued under the Indenture will immediately be due and payable without any act required on the part of the Trustee or any holder.

  At any time after a declaration of acceleration with respect to a series of debt securities has been made, the holders of a majority in principal amount of the outstanding debt securities of the series (or holders of a majority in principal amount of all outstanding debt securities, if the acceleration has been declared by all holders) may, under certain circumstances, rescind and annul such acceleration. This recision or annulment must be made before a judgment or decree for payment of the debt securities has been obtained. (Section 502) Depending on the terms of other indebtedness of the Company outstanding from time to time, an event of default under the Indenture may give rise to cross-defaults on such other indebtedness of the Company.

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of debt securities of that series notice of all defaults known to it that have not been cured or waived. The Trustee may withhold notice of defaults other than payment defaults if it determines in good faith that withholding such notice is in the interest of the holders of debt securities of that series. The Trustee will not give notice of defaults, other than payment defaults, until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under the Indenture. For the purpose of this provision, "default" means any event which is, or would become (after notice or lapse of time, or both), an "event of default" as described above. (Section 602)

  The holders of a majority in principal amount of the outstanding debt securities of any series (or, in certain cases, a majority in principal amount of all outstanding debt securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series (or of all outstanding debt securities under the Indenture). (Section
511) The Indenture provides that in case an event of default shall occur and be continuing, the Trustee shall exercise its rights and powers and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to those provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of the holders of debt securities unless they have offered to the Trustee satisfactory security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request. (Section 603)

  The holders of a majority in principal amount of the outstanding debt securities of any series (or, in certain cases, a majority in principal amount of all outstanding debt securities under the Indenture) may on behalf of the holders of all debt securities of the series (or of all outstanding debt securities under the Indenture) waive any past default under the Indenture, except:

    (1) a default in the payment of the principal of (or premium, if any) or interest on any debt security; or

    (2) provisions under the Indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 512)

  The holders of a majority in principal amount of the outstanding debt securities affected by a default may on behalf of the holders of all such debt securities waive compliance by the Company with the provisions described under "Limitation on Liens" above and provisions of the Indenture requiring the Company to maintain its existence as a corporation. (Section 1007)

  The Company is required to furnish to the Trustee a statement annually as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1006)

  Modification. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities under the Indenture affected by such change. However, without the consent of each holder affected by such change, no modification or amendment may:

    (1) change the stated maturity date of the principal of, or any installment of interest on, any debt security;

    (2) reduce the principal amount of, or the premium (if any) or interest on, any debt security;

    (3) change the place or the currency, currencies or currency unit or units in which the principal of, or premium (if any) or interest on, any debt security is to be paid;

    (4) impair the right to institute suit for the enforcement of any payment on any debt security; or

    (5) reduce the percentage in principal amount of outstanding debt securities required to consent to a modification or amendment of the Indenture or to a waiver of compliance with certain provisions of the Indenture or to a waiver of certain defaults. (Section 902)

  The Indenture provides that the Company and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional events of default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in the Indenture. The Trustee may take such action to cure ambiguities or inconsistencies only if it does not adversely affect the interests of the holders of the debt securities in any material respect. (Section 901)

  Consolidation Merger and Sale of Assets. The Company, without the consent of any holders of outstanding debt securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that:

    (1) the person formed by such consolidation or into which the Company is merged or which acquires or leases such assets of the Company assumes by supplemental indenture the Company's obligations on the debt securities and under the Indenture;

    (2) after giving effect to the transaction, no event of default and no event which would become an event of default (after notice or lapse of time or both), has occurred and is continuing; and

    (3) other conditions described in the Indenture are met.

  Upon compliance with these provisions, the Company will (except in the case of a lease) be relieved of its obligations under the Indenture and the debt securities. (Article Eight)

  Discharge of Certain Covenants. The Company may terminate its obligations under the Indenture with respect to any series of debt securities, other than its obligation to pay the principal of (and premium, if any) and interest on the debt securities of that series and certain other obligations, if it:

    (1) irrevocably deposits with the Trustee money or U.S. government obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding debt securities of that series on the stated maturity of such payments or on any redemption date; and

    (2) complies with any additional conditions applicable to the satisfaction and discharge of the Indenture with respect to that series of debt securities. (Section 401)

  Defeasance. The supplemental indenture for any series of debt securities may also provide for legal defeasance of that series. In those cases, the Company:

    (1) irrevocably deposits money or U.S. government obligations as described above;

    (2) makes a request to the Trustee to be discharged from its obligations on the debt securities of such series; and

    (3) complies with any additional conditions applicable with respect to legal defeasance of debt securities of such series;

then the Company will be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of that series and all obligations under the Indenture related to such series shall be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S.

government obligations deposited with the Trustee. If the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment, the Company's obligations may be revived and restated. (Sections 403 and 404)

  The Indenture defines "U.S. government obligations" as direct, noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof. (Section 401)

  Form, Exchange, Registration and Transfer. Under the Indenture, debt securities may be issued in definitive form as registered debt securities, as bearer debt securities or both. (Section 301) The prospectus supplement relating to a particular series of debt securities may contain terms relating to the form, exchange, registration and transfer of bearer debt securities (which may be more or less restrictive than terms described in this prospectus for registered debt securities) and debt securities issuable in temporary or permanent global forms.

  Registered debt securities of any series will be exchangeable for other registered debt securities of the same series and tenor and the same aggregate principal amount, but may be in different authorized denominations.

  Registered debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by the Company and identified in the applicable prospectus supplement. The transfer form printed on the registered debt security must be completed and signed. There will be no service charge payable to the security registrar or transfer agent, but the holder will be required to pay any taxes and other governmental charges that may apply. The transfer or exchange will occur when the security registrar or transfer agent is satisfied with the documents of title and identity of the person making the request. (Section 305) The Company has appointed the Bank of Montreal Trust Company, an affiliate of the Trustee, as the security registrar.

  The Company may at any time rescind the designation of any transfer agent named in a prospectus supplement or approve a change in the location through which any such transfer agent acts. If debt securities of a series are issuable solely as registered debt securities, however, the Company will be required to maintain a transfer agent in each place of payment for that series. The Company may at any time designate additional transfer agents. (Section 1002)

  In the event of any redemption in part, the Company will not be required to:

    (1) issue, register the transfer of or exchange any registered debt securities of any series which has been called for redemption during a period beginning 15 days prior to the selection of debt securities for redemption and ending on the close of business on the day the relevant notice of redemption has been mailed; or

    (2) register the transfer of or exchange any registered debt security, or portion thereof, which has been called for redemption, except the unredeemed portion of any registered debt security being redeemed in part. (Section 305)

  Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement, the Company will pay principal of and any premium and interest on registered debt securities in the designated currency at the office of the paying agent or agents designated by the Company from time to time. The Company may elect to pay interest by check mailed to the holder at the holder's address set forth in the security register. Payment of any installment of interest on any registered debt security will be made to the person in whose name the registered debt security is registered at the close of business on the regular record date for such interest, unless otherwise indicated in an applicable prospectus supplement. (Section 307)

  The corporate trust office of the Bank of Montreal Trust Company, an affiliate of the Trustee, in New York, New York, will be designated as a paying agent for the Company with respect to debt securities issued solely as registered debt securities, unless otherwise indicated in an applicable prospectus supplement. The Company may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent in each place of payment required for each series of debt securities. (Section 1002)

  All money paid by the Company to a paying agent for the payment of principal of and any premium or interest on any debt security which remains unclaimed for three years after such principal, premium or interest was due will be repaid to the Company (subject to applicable escheat laws). The holder of any debt security or coupon entitled to such payment will thereafter look only to the Company for such payment. (Section 1003)

  Book-Entry Debt Securities. Some or all of the debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the applicable prospectus supplement. The specific terms of any depositary arrangement with respect to any portion of a series of debt securities and the rights of and limitations on the owners of beneficial interests in any such global debt security will be described in the applicable prospectus supplement. (Section
204)

  Meetings. The Indenture contains provisions for convening meetings of the holders of debt securities of any or all series. (Section 1301) A meeting of the holders of any series may be called at any time by the Trustee or upon request by the Company or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in each case upon notice given as described under "Notices" below. (Section 1302)

  Generally, resolutions presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of (i) a majority in principal amount of the outstanding debt securities of the series, or (ii) a specified percentage in principal amount of the outstanding debt securities of the series, which is less than a majority, where the Indenture states that the action described in the resolution may be taken by this specified percentage. However, these provisions would not permit the adoption of resolutions modifying or amending the Indenture which require the consent of the holders of each outstanding debt security affected, as described under "Modifications" above.

  Any resolution properly passed and any action properly taken at any meeting of holders of debt securities of any series will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting of holders of outstanding debt securities of any series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of that series. (Section 1304)

  Notices. Notices to holders of registered debt securities will be given by mail to the addresses of such holders as they appear in the security register. (Section 107)

  The Trustee. The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims and to realize on certain property received with respect to such claims, as security or otherwise. (Section 613) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate that conflict or resign. (Section 608)

  The paying agent, who is an affiliate of the Trustee, has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the paying agent may from time to time serve as a depositary of funds of, and perform other services for, the Company.

                              PLAN OF DISTRIBUTION

  The Company may sell the debt securities:

    (1) directly to a limited number of institutional purchasers or to a single purchaser;

    (2) through agents selected by the Company; or

    (3) through underwriters acting alone or as part of a syndicate.

  The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement with respect to each series of debt securities offered will set forth the terms of the offering with respect to that series, including:

    (1) the name or names of any underwriters;

    (2) the purchase price of the debt securities offered;

    (3) the amount of any underwriting discounts and other items constituting underwriters' compensation;

    (4) the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    (5) terms of any redemption, exchange or conversion rights of holders or the Company;

    (6) the proceeds to the Company from such sale; and

    (7) any securities exchanges on which that series of debt securities may be listed.

  If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered debt securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt securities may be sold directly by the Company to investors, dealers or otherwise, or periodically through agents designated by the Company. Any agent involved in the offer or sale of debt securities will be named in the prospectus supplement for the offering. The amount of any commissions payable by that Company to such agent will be set forth in the prospectus supplement. Any such agent will be acting on a best efforts basis for the period of its appointment unless otherwise indicated in the prospectus supplement.

  The Company may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from the Company at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Company elects to authorize such delayed delivery contracts, payment and delivery of debt securities will be subject only to those conditions described in that prospectus supplement.

  Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers or agents may also be entitled to contribution from the Company with respect to payments that they may be required to make with respect to those liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  You have no assurance that a secondary market will be created for any series of debt securities or, if such a market is created, that it will continue.

                 PRINCIPAL STOCKHOLDER; CONTROL OF THE COMPANY

  As of the date of this Prospectus, ARCO owns 80,000,001 shares of the Company's common stock, representing approximately 82.2% of the outstanding shares of common stock.

  Under applicable provisions of the General Corporation Law of Delaware, ARCO will therefore be able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. The retention by ARCO of more than a majority of the outstanding voting stock will preclude any acquisition of control of the Company not favored by ARCO.

  ARCO, including its subsidiaries, constitutes one of the largest integrated enterprises in the petroleum industry.

                                    EXPERTS

  PricewaterhouseCoopers LLP, formerly known as Coopers & Lybrand L.L.P., independent accountants, audited the Company's consolidated financial statements which are incorporated by reference in this prospectus in reliance on the authority of PricewaterhouseCoopers LLP, as experts in accounting and auditing.

  The statement of combined revenues and direct operating expenses for certain oil and gas assets acquired from certain subsidiaries of Mobil Oil Corporation for the year ended December 31, 1997 included in the Company's Current Report on Form 8-K dated October 31, 1998, filed with the SEC on November 9, 1998, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The information incorporated by reference herein regarding the total proved reserves of the Company as of December 31, 1997 was prepared by the Company and reviewed by Ryder Scott Company Petroleum Engineers in reliance on that firm as experts with respect to those matters.

                          VALIDITY OF DEBT SECURITIES

  The validity of the debt securities offered hereby will be passed on for the Company by Albert D. Hoppe, Esq., Vice President, General Counsel and Secretary of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079. As of October 31, 1998, Mr. Hoppe owned directly options to purchase 67,358 shares of such stock. Certain legal matters in connection with the debt securities may be passed on for the underwriters, dealers or agents by Baker & Botts, L.L.P., Houston, Texas.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
                             Prospectus Supplement

Vastar Resources, Inc.................................................. S-2
Use of Proceeds........................................................ S-2
Description of Notes................................................... S-3
Underwriting........................................................... S-7
Validity of the Notes.................................................. S-8
                                 Prospectus
About this Prospectus..................................................   2
Where You Can Find More Information....................................   2
The Company............................................................   3
Use of Proceeds........................................................   4
Ratio of Earnings to Fixed Charges.....................................   4
Description of Debt Securities.........................................   5
Plan of Distribution...................................................  15
Principal Stockholder; Control of the Company..........................  17
Experts................................................................  17
Validity of Debt Securities............................................  18

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                                 $250,000,000

                            Vastar Resources, Inc.

                         % Notes due            , 2009

                                ---------------

                          [VASTAR LOGO APPEARS HERE]

                                ---------------

                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                     NationsBanc Montgomery Securities LLC

                             Salomon Smith Barney

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